Exhibit 23.1

KPMG LLP 210 Park Avenue, Suite 2650 Oklahoma City, OK 73102-5683

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 18, 2026, with respect to the consolidated financial statements of Devon Energy Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Oklahoma City, Oklahoma
March 11, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.